Exhibit 99.1

CHAMPION ANNOUNCES 2005 YEAR END AND FOURTH QUARTER EARNINGS

    Huntington, WV- - Champion Industries, Inc. (NASDAQ/CHMP) today announced improved net income for the year and quarter ended October 31, 2005. The Company reported net income of $569,000 for the quarter ended October 31, 2005 compared with net income of $498,000 for the quarter ended October 31, 2004. The Company recorded net income for the year ended October 31, 2005 of $1,117,000 compared with net income of $750,000 for the year ended October 31, 2004. The Company was able to increase net income over 2004 levels for both the year and the fourth quarter of 2005 in spite of incurring substantial costs to settle various legal related issues and various relocation and hurricane related charges resulting from Hurricane Katrina. The Company incurred costs in the second quarter 2005 related to charges and associated expenses for various legal related issues, including the settlement of a Mississippi lawsuit for $440,000 and other legal settlements, accruals and expenses in the amount of $337,000. The aggregate impact of the legal related issues and settlements totaled $777,000 for the second quarter of 2005. During the fourth quarter of 2005, the Company incurred charges related to Hurricane Katrina of approximately $1.0 million.

    Champion’s balance sheet, the cornerstone of the Company, continued to reflect a strong position with total interest bearing debt to equity at approximately 20.7%, book value per outstanding share of $4.18, cash of $3.7 million, working capital of $25.9 million and shareholders’ equity of $40.8 million.

    Marshall T. Reynolds, Chairman of the Board and Chief Executive Officer of Champion, said, “During 2005, our efforts at consolidation and improved operating performance were partially achieved. However, our operating results were unfavorably impacted by substantial legal related charges and by Hurricane Katrina. We were negatively impacted in the second quarter and the year as a result of the settlement of certain legal issues primarily related to a Mississippi lawsuit which in the aggregate resulted in a $0.05 per share charge in the second quarter. Although we believe our position in Mississippi was well founded, the uncertainty of the outcome upon retrial and the associated expenses of retrial dictated we seek a reasonable compromise. During our fourth quarter, the world for our Consolidated Graphics New Orleans and Baton Rouge divisions, as well as for our trusted employees, customers and friends changed forever as a result of Hurricane Katrina. Our Louisiana operations suffered facilities related costs, equipment costs, operational costs from lost business and uncollectible receivables , personnel costs, inventory related costs and relocation related costs as a result of the Hurricane. Unfortunately, the end result was that due to the devastation inflicted on New Orleans, we ceased operations at our New Orleans plant, although our sales force and customer service team continue to operate in New Orleans. Our production has been relocated to our Baton Rouge facility. Hurricane Katrina cost our Company approximately $1.0 million dollars during the fourth quarter. This equates to approximately $0.06 per share on a basic and diluted net income per share basis. On a positive note, all of our employees escaped the Hurricane unharmed, and we worked to find opportunities for our employees who desired to relocate throughout the Champion family. We know the rebuilding efforts in the Gulf States will continue for some time, and we plan to be an integral part of these renewal efforts.”

    The above mentioned net income figures resulted in basic and diluted earnings per share of $0.06 for the quarter ended October 31, 2005 compared with $0.05 for the comparable quarter of 2004. The Company recorded net income per share on a basic and diluted basis of $0.11 per share for the year ended October 31, 2005 compared with net income per share of $0.08 for the prior year ended October 31, 2004.

    The Company experienced an increase in sales for the year of $10.5 million or 8.5%, from $124.4 million in 2004 to $134.9 million in 2005. The printing segment of the business reflected a sales increase of $3.1 million or 3.3%, with the office products and office furniture segment showing an overall sales increase of $7.4 million or 25.4%. The sales increase for the year was primarily due to the result of the Syscan acquisition, the results of which were reflected for two months of the prior fiscal year. Toney K.

Adkins, President and Chief Operating Officer, noted, “Our management team spent a considerable portion of 2005 focused on integrating the Syscan acquisition into the Champion infrastructure. These efforts included a plant consolidation, conversion of our office products and furniture support infrastructure to Stationers and Capitol Business Interiors respectively, and a facilities consolidation for our sales and support staffs in Charleston, WV. Although the costs of settling the lawsuits and Katrina were financial setbacks in 2005, we are making the best of these situations and look forward to making every feasible effort to improve operating results in 2006 and beyond.”

    Mr. Reynolds concluded, “We continued to implement our cost containment model in 2005 and completed the consolidation of our Champion Jackson operation into our Consolidated Graphics Baton Rouge location at the start of our fiscal fourth quarter. We also completed our Syscan integration during the fourth quarter and began the first quarter of 2006 operating Syscan as a consolidated unit within Chapman Printing Charleston. It appears the road has been cleared in 2005 to have our management team focused on Champion’s core business as we enter 2006. I am encouraged by the efforts and professionalism of our personnel during crisis situations and feel this same skill set will bode well for the Company operationally. We at Champion enter 2006 with a renewed vigor and heightened sense of anticipation of what we are striving to accomplish in the coming years.”

    Champion is a commercial printer, business forms manufacturer and office products and office furniture supplier in regional markets east of the Mississippi. Champion serves its customers through the following companies/divisions: Chapman Printing and Syscan (West Virginia and Kentucky); Stationers, Champion Clarksburg, Capitol Business Interiors, Garrison Brewer, Carolina Cut Sheets, U.S. Tag and Champion Morgantown (West Virginia); The Merten Company (Ohio); Smith & Butterfield (Indiana and Kentucky); Consolidated Graphics (Louisiana); Interform Solutions and Consolidated Graphic Communications (Pennsylvania, New York and New Jersey); Donihe Graphics (Tennessee) and Blue Ridge Printing (North Carolina and Tennessee).

    Certain Statements contained in the release, including without limitation statements including the word “believes”, “anticipates,” “intends,” “expects” or words of similar import, constitute “forward-looking statements” within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements of the Company expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Champion Industries, Inc. and Subsidiaries
Summary Financial Information (Unaudited)

	Three months ended October 31,		Year ended October 31,
	2005	2004	2005	2004
Printing	$25,867,000	$25,177,000	$98,458,000	$95,324,000
Office products & office furniture	8,811,000	9,312,000	36,467,000	29,078,000
Total revenues	$34,678,000	$34,489,000	$134,925,000	$124,402,000

Net income	$569,000	$498,000	$1,117,000	$750,000

Per share data:
Net income
Basic	$0.06	$0.05	$0.11	$0.08
Diluted	$0.06	$0.05	$0.11	$0.08

Weighted average shares outstanding:
Basic	9,739,000	9,734,000	9,735,000	9,729,000
Diluted	9,820,000	9,802,000	9,809,000	9,825,000

	As of October 31, (in millions)
	2005	2004
Current assets	$35.8	$36.5
Total assets	$61.6	$64.1
Current liabilities	$9.9	$9.5
Total liabilities	$20.9	$22.6
Shareholders’ equity	$40.8	$41.6

Contact: Todd R. Fry, Chief Financial Officer at 304-528-5492